Exhibit 99.1
NEOGENOMICS, INC
PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports Second Quarter 2009 Results

Ft. Myers, Florida – July 28, 2009 - NeoGenomics, Inc. (NASD OTC BB: NGNM), a leading provider of cancer-focused genetic testing services today reported its results for the second quarter of 2009.

Highlights:
•	Revenue increased 53% versus Q2 08 to $7.5 million
•	Revenue increased 8% sequentially compared with Q1 09
•	Profitability achieved for second straight quarter
•	Major new initiative to develop a Melanoma FISH Test announced

Quarterly comparisons with Q2 08 (year-over-year comparisons)

Revenue increased by $2.6 million or 53% to $7.5 million in Q2 09 from $4.9 million in Q2 08.  The number of tests increased by 43% in Q2 09, and average revenue per test increased by 7%.  Gross profit margin of 55% was essentially unchanged from last year.  Selling, general & administrative (SG&A) expenses increased by $1.4 million or 54% from Q2 08 as a result of continued investments in sales and marketing activities.  Sales and marketing expenses increased $920,000 or 116%, and general and administrative expenses increased $450,000 or 26%.  However, total SG&A expenses as a percentage of revenue remained unchanged from Q2 08 at approximately 53%.  Net Income was $8,000 or $0.00/share, which was a modest decrease from the prior year as a result of the increases in sales and marketing expense.

Quarterly comparison with Q1 09 (sequential comparisons)

Revenue increased by $546,000 or 8% from Q1 09 driven by an 8% increase in the number of tests completed.  The number of tests per requisition increased by 6.6% primarily due to a change in the mix of test types performed.  Average revenue per test was flat versus last quarter.  Gross profit margin remained unchanged from Q1 09 at approximately 55%.  Significant investments in sales and marketing continued during Q2 with expenses increasing by 29% or $388,000.  General and administrative expenses were tightly controlled and decreased by 5% or $126,000 versus Q1 09.  Total SG&A expenses as a percentage of revenue remained unchanged at approximately 53%.  Net income decreased slightly from Q1 09 as a result of the increases in sales and marketing expense.

 During the second quarter, overall revenue growth was impacted by seasonality in our Florida-based business.  Revenues from Florida-based customers decreased approximately 19% from Q1 09, but revenues from non-Florida-based customers increased by approximately 28%.  As a result of continuing sales and marketing initiatives, our non-Florida-based business grew to 68% of total revenue in Q2 09 compared with 57% in Q2 08, which we believe will lessen the impacts of seasonality in the future.  The number of new customers also increased significantly during the quarter.

In addition to seasonality, during the second quarter we began to restructure our relationship with our largest customer, a Florida-based oncology services company.  During the quarter, we assisted this customer in developing their own capability to perform a portion of their bladder cancer FISH testing in-house while simultaneously working with them to expand the scope of other testing services we perform for them as well as expand the number of their locations to which we provide services.  As a result, revenue from this customer’s bladder cancer FISH testing declined by $278,000 in Q2 09 compared with Q2 08, which was partially offset by increases of approximately $103,000 generated from expanding the scope of other testing services.

 “We are pleased with our performance in the second quarter, and particularly with the rate of growth of our business outside of the state of Florida,” said Douglas VanOort, the Company’s Executive Chairman and Interim Chief Executive Officer.  “We are also delighted to have recently announced the Strategic Supply Agreement with Abbott which provides us with the opportunity to develop a FISH-based test for melanoma.  We will be developing and validating the melanoma test over the next six months and expect to launch it in early 2010.  In addition, we are pleased to have the opportunity to develop certain other cancer tests over time, and to have Abbott as new 9.6% owner of our common stock.  Their investment of $4.8 million provides additional liquidity and flexibility in funding our growth initiatives.”

Robert Gasparini, the Company’s President and Chief Scientific Officer, added, “Melanoma is currently the fastest growing form of cancer in the United States with the incidence rate doubling approximately every ten years.  We believe the timing is right to launch a gene-based test for melanoma.  Recent publications by multiple academic centers in the United States and Europe have demonstrated that a very specific FISH panel test containing the genes and IP covered by our agreement with Abbott can distinguish malignant melanoma from pre-malignant or dysplastic nevi with a sensitivity of approximately 87-90% and a specificity of approximately 95%.  Over the next six months, we will be analyzing the best possible combination of genes to further maximize the sensitivity and specificity of this FISH test for the diagnosis of melanoma.  Given the already high levels of sensitivity and specificity reported for this new test, we believe it will allow us to significantly influence the current melanoma testing algorithm in the United States.”

Conference Call

The Company has scheduled a webcast and conference call to discuss their Q2 2009 results and their recent initiatives with Abbott at 11:00 AM EST today.  Interested investors should dial (877) 407-9210 (domestic) and (201) 689-8049 (international) at least five minutes prior to the call.  A replay of the conference call will be available until 11:59 PM on August 11, 2009 and can be accessed by dialing (877) 660-6853 (domestic) and 1 (201) 612-7415 (international).  The playback conference ID Number is 328921 and the PIN Number is 286.  The web-cast may be accessed under the Investor Relations section of our website at http://www.neogenomics.org or at http://www.investorcalendar.com/IC/CEPage.asp?ID=147921.  An archive of the web-cast will be available until 11:59 PM EST on July 28, 2010.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry.  The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, morphology studies, anatomic pathology and molecular genetic testing.  Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA and Fort Myers and services the needs of pathologists, oncologists, urologists, and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.org.

For more news and information on NeoGenomics, please visit www.IRGnews.com/coi/NGNM where you can find a fact sheet on the company, investor presentations, and more.  Interested parties can also access additional investor relations material, including an investment profile and an equity research report, from Hawk Associates at http://www.hawkassociates.com or from the American Microcap Institute at http://www.americanmicrocapinstitute.com/ngnm/.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements.  These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company's periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	The Investor Relations Group
Steven C. Jones	Investor Relations:
Director of Investor Relations	Rachel Colgate
(239) 325-2001	(212) 825-3210
sjones@neogenomics.org	rcolgate@investorrelationsgroup.com
or
Hawk Associates, Inc.	Media Relations:
Ms. Julie Marshall	Janet Vasquez
(305)-451-1888	(212) 825-3210
neogenomics@hawkassociates.com	jvasquez@investorrelationsgroup.com

NeoGenomics, Inc.

CONSOLIDATED BALANCE SHEETS AS OF
June 30, 2009 and December 31, 2008
(unaudited)

	June 30, 2009	December 31, 2008
ASSETS

Cash and cash equivalents	$697,722	$468,171

Accounts Receivable (net of allowance for doubtful accounts of $541,387 and $358,642, respectively)	4,171,363	2,913,531

Other Current Assets	1,233,884	973,867

TOTAL CURRENT ASSETS	6,102,969	4,355,569

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $2,105,596 and $1,602,594, respectively)	3,190,587	2,875,297

OTHER ASSETS	88,283	64,509

TOTAL	$9,381,839	$7,295,375

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES	$5,503,061	$4,390,994

LONG TERM LIABILITIES	1,530,946	1,403,271

TOTAL LIABILITIES	7,034,007	5,794,265

STOCKHOLDERS’ EQUITY	2,347,832	1,501,110

TOTAL	$9,381,839	$7,295,375

NeoGenomics, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three- Months Ended June 30, 2009	For the Three-Months Ended June 30, 2008	For the Six-Months Ended June 30, 2009	For the Six-Months Ended June 30, 2008

REVENUE	$7,459,326	$4,881,402	$14,372,846	$9,044,164

COST OF REVENUE	3,384,035	2,183,758	6,474,477	4,042,231

GROSS PROFIT	4,075,291	2,697,644	7,898,369	5,001,933

OPERATING EXPENSES:
Selling, general and administrative	3,936,778	2,556,121	7,611,863	5,070,676
Interest (income) expense, net	130,452	69,246	245,268	124,342
Total operating expenses	4,067,230	2,625,367	7,857,131	5,195,018

NET INCOME (LOSS)	$8,061	$72,277	$41,238	$(193,085)

NET INCOME (LOSS) PER SHARE
- Basic	$0.00	$0.00	$0.00	$(0.01)
- Diluted	$0.00	$0.00	$0.00	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING –
Basic	33,066,941	31,367,144	32,655,972	31,383,824
Diluted	38,485,914	35,727,192	36,864,793	31,383,824

 NeoGenomics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Six-Months Ended June 30, 2009	For the Six-Months Ended June 30, 2008

NET CASH USED IN OPERATING ACTIVITIES	$(532,578)	$(521,601)

NET CASH USED IN INVESTING ACTIVITIES	(139,447)	(170,764)

NET CASH PROVIDED BY FINANCING ACTIVITIES	901,576	923,979

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	229,551	231,614

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	468,171	210,573

CASH AND CASH EQUIVALENTS, END OF PERIOD	$697,722	$442,187

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$214,258	$107,820

Income taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equipment leased under capital lease	$685,923	$234,833

NeoGenomics, Inc.

Supplemental Information on Customer Requisitions Received and Tests Performed

	For the Three- Months Ended June 30, 2009	For the Three- Months Ended June 30, 2008	% Inc (Dec)	For the Six-Months Ended June 30, 2009	For the Six- Months Ended June 30, 2008	% Inc (Dec)

Requisitions Rec’d (cases)	7,829	5,845	33.9%	15,510	11,250	37.9%
Number of Tests Performed	11,316	7,906	43.1%	21,773	14,665	48.5%
Avg. # of Tests / Requisition	1.45	1.35	7.4%	1.40	1.30	7.7%

Total Testing Revenue	$7,459,326	$4,881,402	52.8%	$14,372,846	$9,044,164	58.9%
Avg Revenue/Requisition	$952.78	$835.14	14.1%	$926.68	$803.93	15.3%
Avg Revenue/Test	$659.18	$617.43	6.8%	$660.12	$616.72	7.0%